AIG Life Insurance Company
                                One Alico Plaza
                                P.O. Box 667
                                Wilmington, Delaware 19899
                                A capital stock company

   Flexible Premium Variable Life Insurance Certificate. AIG Life Insurance Company having issued a Group Policy ("Policy") to the Group Policyholder shown on the Information Page, agrees to pay the benefits described in this Certificate.


   We agree to pay the Insurance Benefit of this Certificate and to provide its other benefits and rights in accordance with its provisions.

               Flexible Premium Variable Life Insurance Certificate

   This is a flexible premium variable life insurance certificate. You can, within limits:
          o    increase or decrease the Face Amount;
          o    pay Premium at any time and in any amount;
          o    change the Death Benefit Option;
          o change the allocation of Net Premiums among Your investment options; and
          o    transfer amounts among Your investment options.

   All of these rights and benefits are subject to the terms and conditions of this Certificate. All requests for certificate changes are subject to Our approval and may require evidence of insurability.

   We will put Your Net Premiums paid prior to the Allocation Date into the Money Market Subaccount. On the Allocation Date all such Premiums will then be allocated in accordance with directions contained in Your certificate application.

   The portion of Your Certificate Account Value that is in a Subaccount will vary up or down depending on the unit value of such Subaccount, which in turn depends on the investment performance of the corresponding portfolio of a designated investment company. There are no minimum guarantees as to such portion of Your Certificate Account Value.

   The portion of Your Certificate Account Value that is in Our Guaranteed Account will accumulate, after deductions, at rates of interest We determine. Such rates will not be less than 4% per year, compounded annually.

   The amount and duration of the Death Benefit may be variable or fixed as described in this Certificate.

   Please Read This Certificate With Care. A Table Of Contents is on Page 2. A Certificate Summary is also on Page 2.

   Right To Examine This Certificate.  You may examine this Certificate and if for any reason You are not satisfied with it You may cancel it by returning





   t h i s Certificate with a written request for cancellation to Our Administrative Office no later than the later of (a) 10 days after You receive it; or (b) 45 days after the application was signed. If You do this, We will refund the Premiums that were paid on this Certificate.

   /s/Elizabeth M. Tuck                /s/R.J. O Connell
   ---------------------              -------------------
      Secretary                          President





                                     CONTENTS

   Certificate Summary                                                  2
   Certificate Information                                              3
   Table Of Expense Charges                                             4
   Table Of Maximum Surrender Charges                                   5
   Table Of Guaranteed Maximum Cost Of Insurance Rates                  6

   Definitions                                                          7
   Certificate Owner And Beneficiary Provisions                         9
   The Benefits We Pay                                                  9
   Changing The Face Amount Or The Death Benefit Option                 11

   The Premiums You Pay                                                 12
   Your Certificate Account Value And How It Works                      13
   Your Investment Options                                              14
   Your Certificate Account Value                                       15
   The Cash Surrender Value Of This Certificate                         16
   How A Loan Can Be Made                                               18
   Our Separate Account                                                 19
   Our Annual Report To You                                             19
   How Benefits Are Paid                                                20
   Other Important Information                                          20

   A copy of the application for this Certificate and any additional benefit riders are at the back of this Certificate.





                               CERTIFICATE SUMMARY

   The Premiums You pay into this Flexible Premium Variable Life Insurance Certificate, after deductions are made in accordance with the Table Of Expense Charges in the Certificate Information section, are put into Your Certificate Account Value. Amounts in Your Certificate Account Value are allocated at Your direction to one or more Subaccounts and to Our Guaranteed Account.

   The Subaccounts invest in shares of registered investment companies whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

   The Guaranteed Account earns interest at rates We declare in advance. The rates are guaranteed not to be less than 4% per year, compounded annually. The principal, after deductions, is also guaranteed.

   The duration of life insurance coverage depends upon the Net Cash Surrender Value.

   If Death Benefit Option I is in effect, the Death Benefit is the Face Amount, and the amount of the Death Benefit is fixed except when it is a percentage of Your Certificate Account Value. If Death Benefit Option II is in effect, the Death Benefit is the Face Amount plus Your Certificate Account Value. The amount of the Death Benefit under Death Benefit Option II is variable.

   We make monthly deductions from Your Certificate Account Value to cover the cost of the benefits provided by this Certificate. If You give up this Certificate for its Net Cash Surrender Value, make a Partial Surrender, reduce the Face Amount, or if this Certificate ends without value at the end of the Grace Period, We may deduct a surrender charge from Your Certificate Account Value.

   This  is only a summary of what this Certificate provides.  You should read
   the  entire  Certificate  carefully.   Its terms govern Your rights and Our
   obligations.





















                             CERTIFICATE INFORMATION

   GROUP POLICYHOLDER               ABC Group Trust

   GROUP POLICY NUMBER              11GVUL0597

   INSURED PERSON                   [JOHN DOE] AGE [35] SEX [MALE] [NONSMOKER]

   CERTIFICATE OWNER                [JOHN DOE]

   FACE AMOUNT                      [$100,000]

   DEATH BENEFIT OPTION             [I] (SEE PAGE 10)

   CERTIFICATE NUMBER               [XX XXX XXX]

   BENEFICIARY                      [JANE DOE]

   CERTIFICATE DATE                 [JANUARY 1, 1995]

   ISSUE DATE                       [JANUARY 1, 1995]

   INSURED PERSON'S
   STATE OF RESIDENCE               [SPECIMEN]

   SEPARATE ACCOUNT                 [VARIABLE ACCOUNT II]

   PARTIAL SURRENDER                MINIMUM PARTIAL SURRENDER IS [$500]

   CERTIFICATE LOAN                 MINIMUM LOAN IS [$500]

   CERTIFICATE LOAN
   INTEREST RATE                    [8%]

   TRANSFER                         MINIMUM TRANSFER AMOUNT IS [$250]

   AN INITIAL PREMIUM OF [$800.00] IS DUE ON OR BEFORE DELIVERY OF THE CERTIFICATE.

   [THE PLANNED PERIODIC PREMIUM OF [$800.00] IS PAYABLE [QUARTERLY]]. THE MINIMUM PREMIUM WHICH WE WILL ACCEPT AT ANY TIME IS [$50].

   ANY ADDITIONAL BENEFIT ARE RIDERS LISTED BELOW.


   THE PREMIUM SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE CERTIFICATE AND LIFE INSURANCE COVERAGE TO THE MATURITY DATE, WHICH IS THE CERTIFICATE ANNIVERSARY FOLLOWING THE INSURED PERSON'S ATTAINED AGE 99. THE PERIOD FOR WHICH THE CERTIFICATE AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON:
   (1) THE TIMING, FREQUENCY, AND AMOUNT OF PREMIUM; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTIONS; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GUARANTEED ACCOUNT AND IN THE INVESTMENT PERFORMANCE OF THE






   SUBACCOUNTS; (4) CHANGES IN THE MONTHLY COST OF INSURANCE DEDUCTIONS FROM THE CERTIFICATE ACCOUNT VALUE FOR THIS CERTIFICATE AND ANY BENEFITS PROVIDED BY RIDERS TO THIS CERTIFICATE; AND (5) LOAN AND PARTIAL SURRENDER ACTIVITY.























































                        CERTIFICATE INFORMATION CONTINUED

                             TABLE OF EXPENSE CHARGES

   DEDUCTIONS FROM PREMIUMS:

      CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 15):

          [2.00%] OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF THE OWNER CHANGES PLACE OF RESIDENCE.

   PREMIUM CHARGE.

          [5.00%] OF EACH PREMIUM. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN 5.00%.

   DEDUCTIONS FROM YOUR CERTIFICATE ACCOUNT VALUE:

      ADDITIONAL FIRST YEAR ADMINISTRATIVE CHARGE:

          [$20.00] IS DEDUCTED AT THE BEGINNING OF EACH CERTIFICATE MONTH DURING THE FIRST CERTIFICATE YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $25.00 A MONTH.

      ADMINISTRATIVE CHARGE:

          [$7.50] IS DEDUCTED AT THE BEGINNING OF EACH CERTIFICATE MONTH DURING EACH CERTIFICATE YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $15.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN CERTIFICATE COST FACTORS: ON PAGE 20.

      PARTIAL SURRENDER;

          $25.00 IS DEDUCTED WHENEVER THERE IS A PARTIAL SURRENDER. THERE ALSO MAY BE A PARTIAL SURRENDER CHARGE AS DESCRIBED IN "PARTIAL SURRENDER" ON PAGE 17.

      INCREASES IN FACE AMOUNT THAT YOU ASK FOR:

          [$20.00] A MONTH IS DEDUCTED FOR THE 12 MONTHS IMMEDIATELY FOLLOWING
          THE EFFECTIVE DATE OF THE INCREASE.   WE RESERVE THE RIGHT TO CHANGE
          THIS CHARGE BUT IT WILL NEVER BE MORE THAN $25.00 A MONTH.

      TRANSFERS:

          WE RESERVE THE RIGHT TO DEDUCT UP TO $25.00 FOR EACH TRANSFER OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS. HOWEVER WE WILL NOT MAKE A CHARGE FOR THE FIRST [6] TRANSFERS IN ANY CERTIFICATE YEAR.







                        CERTIFICATE INFORMATION CONTINUED

                        TABLE OF MAXIMUM SURRENDER CHARGES

     CERTIFICATE               MINIMUM     CERTIFICATE                  MINIMUM
         YEAR        FACTOR    CHARGE          YEAR         FACTOR       CHARGE
          1           100%   $1,086.94          9             60%     $652.16

          2           100%   $1,086.94          10            50%     $543.47
          3           100%   $1,086.94          11            40%     $434.78
          4           100%   $1,086.94          12            30%     $326.08
          5           100%   $1,086.94          13            20%     $217.39

          6           90%    $978.25            14            10%     $108.69
          7           80%    $869.55            15            0%      $0.00
          8           70%    $760.86


   A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR CERTIFICATE ACCOUNT VALUE IF THIS CERTIFICATE IS SURRENDERED FOR ITS NET CASH SURRENDER VALUE OR IF THIS CERTIFICATE TERMINATES WITHIN THE FIRST FOURTEEN CERTIFICATE YEARS. A PARTIAL SURRENDER CHARGE WILL ALSO BE SUBTRACTED FROM YOUR CERTIFICATE
   ACCOUNT VALUE IF YOU MAKE A PARTIAL SURRENDER OF THIS CERTIFICATE. THE MAXIMUM CHARGE AT ANY TIME IN A CERTIFICATE YEAR IS EQUAL TO THE LESSER OF
   (1) THE CHARGE SHOWN IN THE TABLE ABOVE FOR THAT YEAR; OR (2) AN AMOUNT EQUAL TO (A) TIMES (B) WHERE (A) IS 25% OF THE FIRST $1,025 IN PREMIUM RECEIVED DURING THE FIRST CERTIFICATE YEAR, PLUS 4% OF ALL OTHER PREMIUM
   RECEIVED DURING THE FIRST CERTIFICATE YEAR; AND (B) IS THE FACTOR IN THE TABLE ABOVE FOR THAT YEAR.

   THIS TABLE ASSUMES NO FACE AMOUNT INCREASES. SEE PAGE 17 FOR A DESCRIPTION OF SURRENDER CHARGES FOR FACE AMOUNT INCREASES.

   IN THE FACE AMOUNT IS REDUCED WITHIN THE FIRST FOURTEEN CERTIFICATE YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM YOUR CERTIFICATE ACCOUNT VALUE. SEE PAGE 17 FOR A DESCRIPTION OF THE PRO RATA SURRENDER CHARGE.

















                        CERTIFICATE INFORMATION CONTINUED

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                       OF NET AMOUNT AT RISK (SEE PAGE 13)

    Attained       Monthly          Attained                Monthly
      Age           Rate              Age                    Rate

                                       68                  2.49957
      35           0.14419             69                  2.75591
      36           0.15169             70                  3.04592
      37           0.16169             71                  3.37720
      38           0.17253             72                  3.75992
      39           0.18420             73                  4.19334
      40           0.19837             74                  4.67004
      41           0.21338             75                  5.18003
      42           0.22922             76                  5.71919
      43           0.24673             77                  6.28340
      44           0.26590             78                  6.87612
      45           0.28758             79                  7.51607
      46           0.31093             80                  8.22375
      47           0.33595             81                  9.01810
      48           0.36347             82                  9.91569
      49           0.39349             83                 10.91280
      50           0.42768             84                 11.99040
      51           0.46688             85                 13.12418
      52           0.51193             86                 14.29994
      53           0.56365             87                 15.49991
      54           0.62122             88                 16.71910
      55           0.68547             89                 17.97489
      56           0.75557             90                 19.28574
      57           0.82985             91                 20.68243
      58           0.91250             92                 22.21791
      59           1.00518             93                 24.04369
      60           1.10873             94                 26.50346
      61           1.22400             95                 30.20740
      62           1.35684             96                 36.35803
      63           1.50727             97                 47.21180
      64           1.67447             98                 66.20701
      65           1.85761             99                 90.90909
      66           2.05588
      67           2.26847

   DEFINITIONS

   We, Our, Us.  AIG Life Insurance Company.

   Administrative Office.  One Alico Plaza, Wilmington, DE 19899.






   Allocation  Date.    The first business day following the completion of the
   Right To Examine This Certificate period.

   Attained  Age.    The Insured Person's age on the Certificate Date plus the
   number of full years since the Certificate Date.

   Beneficiary.    The  person(s)  who is entitled to the Insurance Benefit of this Certificate.

   Cash  Surrender  Value.    Certificate  Account  Value  less any applicable
   surrender charge that would be deducted upon surrender.  See page 5.

   Certificate.    This document, including the Certificate Information pages, and all attached applications, riders and endorsements.

   Certificate Account Value. The total amounts in the accounts credited to a Certificate. The Certificate Account Value is described on page 15.

   Certificate Anniversary.  An anniversary of the Certificate Date.

   Certificate Date. The first date as of which We have received the initial Premium and an application in good order. If a Certificate is issued, insurance is effective as of the Certificate Date.

   Certificate  Loan  Account.    The portion of the Certificate Account Value
   held in the Guaranteed Account as collateral for certificate loans.

   Certificate Month. The month commencing with the Certificate Date and ending on the day before the first Monthly Anniversary, or any following month commencing with a Monthly Anniversary and ending on the day before the next Monthly Anniversary.

   Certificate Year. The year commencing with the Certificate Date and ending on the day before the first Certificate Anniversary, or any following year commencing with a Certificate Anniversary and ending on the day before the next Certificate Anniversary.

   Death  Benefit.    The  amount  of  money payable to the Beneficiary if the
   Insured Person dies while the Certificate is in force. The Death Benefit is described on page 10.

   Face Amount. The amount of insurance You have specified and from which the death benefit will be determined. The initial Face Amount is shown in the Certificate Information section.

   Grace  Period.    The period of time following a Monthly Anniversary during
   which this Certificate will continue in force while the Net Cash Surrender Value is not sufficient to cover the total monthly deduction then due.

   Guaranteed  Account.   An account within the general account which consists
   of all of Our assets other than the assets of the Separate Account and any of Our other separate accounts.







   Insured Person.  The person whose life is covered by the Certificate.

   Issue Date. The date this Certificate is issued. It may be a later date than the Certificate Date if the initial Premium is received at Our Administrative Office and invested before underwriting has been completed. Once issued, Certificate coverage is retroactive to the Certificate Date. The Issue Date is used to measure contestability periods. See page 20.

   Maturity Date. The Certificate Anniversary following the Insured Person's attained age 99.

   Monthly  Anniversary.    The  same  day  as  the  Certificate Date for each
   succeeding month, except that, for those months not having such a day, it is the last day of that month.

   Net  Cash  Surrender  Value.  The Cash Surrender Value less any Outstanding
   Loan.

   Net Premium. A Premium less any expense charges deducted from the Premium. See page 4.

   Outstanding  Loan.    The  total amount of certificate loans including both
   principal and accrued interest.

   Owner,  You,  Your.   The person who purchased this Certificate as shown in
   the application, unless later changed. The Owner may be someone other than the Insured Person.

   Planned Periodic Premium. The amount of Premium You have selected to pay at the frequency shown in the Certificate Information section.

   Premium.    The  total  consideration  paid  by  you  in  exchange  for our
   obligations  under  this  Certificate.    The  initial Premium is due on or
   before delivery of this Certificate.

   Separate  Account.    Variable Account II, a separate investment account of
   AIG Life Insurance Company.

   Subaccount. A division of the Separate Account that invests in shares of a particular portfolio available for investment under the Certificate.

   Valuation Date.  Each day the New York Stock Exchange is open for business.

   Valuation Period. A period commencing with the close of business on the New York Stock Exchange on any particular day and ending at the close of business on the New York Stock Exchange for the next succeeding Valuation Date.










   CERTIFICATE OWNER AND BENEFICIARY PROVISIONS

   Owner.    The  Owner  of  this  Certificate  is  the  Insured Person unless otherwise stated in the application, or later changed.

   As the Owner, You are entitled to exercise all the rights of this Certificate while the Insured Person is living. To exercise a right, You do not need the consent of anyone who has only a conditional or future ownership interest in this Certificate.

   Beneficiary. The Beneficiary is as stated in the application, unless later changed. The Beneficiary is entitled to the Insurance Benefit of this Certificate. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one Beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the Insured Person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless You have made another arrangement with us.

   If there is no designated Beneficiary living at the death of the Insured Person, We will pay the Insurance Benefit to the Owner, if living, otherwise to the Owner's estate.

   Changing The Owner Or Beneficiary. While the Insured Person is living, You may change the Owner or Beneficiary by written notice in a form satisfactory to us. (You can get such a form from Our agent or by writing to Us at Our Administrative Office.) The change will take effect on the date You sign the notice. But, it will not apply to any payment We make or other action We take before We receive the notice. If You change the Beneficiary, any previous arrangement You made as to a payment option for benefits is canceled. You may choose a payment option for the new Beneficiary in accordance with "How Benefits Are Paid" on page 20.

   Assignment. You may assign this Certificate, if We agree. In any event, We will not be bound by an assignment unless We have received it in writing at Our Administrative Office. Your rights and those of any other person referred to in this Certificate will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

   THE BENEFITS WE PAY

   Insurance Benefit. We will pay the Insurance Benefit of this Certificate to the Beneficiary when We receive at Our Administrative Office (1) proof satisfactory to Us that the Insured Person died before the Maturity Date and while this Certificate was in force; and (2) all other requirements We deem necessary before such payment may be made. The Insurance Benefit includes the following amounts, which We will determine as of the date of the Insured Person's death:






        o     the Death Benefit described below;
        o p l u s any other benefits then due from riders to this Certificate;
        o     minus any Outstanding Loan and accrued loan interest;
        o minus any overdue deductions from Your Certificate Account Value if the Insured Person dies during a Grace Period.

   We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate We determine, but not less than the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this Certificate. See Pages 20 and 21, where We specify Our right to contest the Certificate, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Certificate Information section.











































   Death  Benefit.    The  Death Benefit will be determined under either Death
   Benefit Option I or II below, whichever You have chosen and is in effect at such time.

   Under either Death Benefit Option, the duration of insurance coverage depends upon Your Net Cash Surrender Value.

   Under Death Benefit Option I, the Death Benefit is the greater of the Face Amount, or a percentage of the Certificate Account Value on the date of death (see Table Of Applicable Percentages, below). Under this Option, the amount of the Death Benefit is fixed, unless it is determined by such a percentage.

   Under Death Benefit Option II, the Death Benefit is the greater of the Face Amount plus the Certificate Account Value on the date of death, or a percentage of the Certificate Account Value on the date of death (see Table Of Applicable Percentages, below). Under this Option, the amount of the Death Benefit is variable.

   The following table is used in determining the Death Benefit under Death Benefit Options I and II above. For Attained Ages not shown, the applicable percentages shall decrease by a ratable portion for each full year.

                         Table Of Applicable Percentages

          Attained Age      Percentage
           40 Or Less          250%
               45              215%
               50              185%

               55              150%
               60              130%
               70              115%
          75 through 90        105%
          95 through 99        100%

   Maturity Benefit. If the Insured Person is living on the Maturity Date defined in the Certificate Information section, We will pay You Your Certificate Account Value on that date minus any Outstanding Loan and accrued loan interest. This Certificate will then end, subject to Your election of the Extended Maturity Option.

   Extended Maturity Option. If the Insured Person is living on the Maturity Date of this Certificate, You may elect to continue this Certificate. You must send Us written notice of such election. At that time all riders attached to this Certificate will end, no further Premium will be accepted and no cost of insurance charges will be incurred. The amount of the Death







   Benefit will then be equal to the Certificate Account Value minus any Outstanding Loan and accrued loan interest.


   CHANGING THE FACE AMOUNT OR THE DEATH BENEFIT OPTION

   At any time after the first Certificate Year while this Certificate is in force, You may change the Death Benefit Option or the Face Amount by written request to Us at Our Administrative Office, subject to Our approval and the following:

   1. You may ask Us to increase the Face Amount if You provide evidence satisfactory to Us of the insurability of the Insured Person. If the Face Amount is increased, then the cost of insurance rate for the amount of the increase will be based on the rating class of the Insured Person on the date of the increase, and the Insured Person's sex and Attained Age. Any increase You ask for must be at least $10,000. There is a charge for such increase which is shown in the Certificate Information section. We will deduct the charge from Your Certificate Account Value beginning with the date the increase takes effect. Such deduction will be made in accordance with the "Treatment Of Deductions" provision on Page 13. If You increase the Face Amount, an additional fourteen year surrender charge may apply to that increase if any or all of that increase is surrendered before the end of the fourteenth year from the effective date of increase. We will not allow You to increase the Face Amount more than once during any Certificate Year, nor will We allow You to increase the Face Amount after the Insured Person's 75th birthday.

   2.   You  may  ask  Us  to  reduce the Face Amount but not to less than the minimum Face Amount for which We would then issue this Certificate under Our rules. Any such reduction in the Face Amount may not be less than $5,000 or, during the first five Certificate Years, more than 10% of the original Face Amount. If You do this before the end of the fourteenth year or before the end of the fourteenth year following an increase in the Face Amount, We may deduct from Your Certificate Account Value a pro rata share of the applicable surrender charge (see Page 17). Reductions will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the original Face Amount. We will not allow You to reduce the Face Amount in the first year immediately following the effective date of an increase in the Face Amount or more than once during any Certificate Year.

   3. You can change Your Death Benefit Option. We may require that You submit evidence, satisfactory to Us that the Insured Person is insurable. If You ask Us to change from the Death Benefit Option I to Death Benefit Option II, We will decrease the Face Amount by the amount in Your Certificate Account Value on the date the change takes effect. However, We reserve the right to decline to make such change if it would reduce the Face Amount below the minimum Face Amount for






        which We would then issue this Certificate under Our rules. If You ask Us to change from Death Benefit Option II to Death Benefit Option I, We will increase the Face Amount by the amount in Your Certificate Account Value on the date the change takes effect. Such decreases and increases in the Face Amount are made so that the Death Benefit remains the same on the date the change takes effect. However, if Your Death Benefit is determined by a percentage multiple of the Certificate Account Value, there may be an increase in the Death Benefit.

   4. The change will take effect at the beginning of the Certificate Month that coincides with or next follows the date We approve Your request.

   5. We reserve the right to decline to make any change that We determine would cause this Certificate to fail to qualify as life insurance under applicable tax law as interpreted by Us (see Page 20).

   6. You may ask for a change by completing an Application For Change, which You can get from Our agent or by writing to Us at Our Administrative Office. A copy of Your Application For Change will be attached to the new Certificate Information section that We will issue when the change is made. The new section and the Application For Change will become a part of this Certificate. We may require You to return this Certificate to Our Administrative Office to make a certificate change.

































   THE PREMIUMS YOU PAY

   The initial Premium shown in the Certificate Information section is due on or before delivery of this Certificate. No insurance will take effect before the initial Premium is paid. Other Premiums may be paid at any time while this Certificate is in force and before the Maturity Date at Our Administrative Office.

   We will send Premium notices to You for the Planned Periodic Premium shown in the Certificate Information section. You may skip Planned Periodic Premiums. However, this may adversely affect the duration of the Death Benefit and Your Certificate's values.

   Limits.  Each  Premium  after  the initial one must be at least the minimum
   Premium amount shown in the Certificate Information section. We may increase this minimum limit 90 days after We send You written notice of such increase. We reserve the right to limit the amount of any Premium which is in addition to the Planned Periodic Premiums.

   We also reserve the right not to accept Premium (in a Certificate Year) that We determine would cause this Certificate to fail to qualify as life insurance under applicable tax law as interpreted by Us (see Page 20).

   Grace Period. The duration of insurance coverage depends upon the Net Cash Surrender Value being sufficient to cover the total monthly deductions described on Page 13. If the Net Cash Surrender Value at the beginning of any Certificate Month is less than such deductions for that month, We will send a written notice to You and any assignee on Our records at last known addresses stating that a Grace Period of 61 days has begun, starting with the beginning of that Certificate Month. The notice will also state the amount of premium which would increase the Net Cash Surrender Value sufficiently to cover total monthly deductions for 3 months, if no interest or investment performance were credited to or charged against the Certificate Account Value and no Certificate changes were made. If we do not receive the requested premium amount before the end of the Grace Period and the Net Cash Surrender Value remains insufficient to cover deductions, this Certificate will end without value.

   If We do receive the requested premium amount before the end of the Grace Period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, We will send a written notice that a new 61 day Grace Period has begun and request additional premium.

   If the Insured Person dies during a Grace Period, We will pay the Insurance Benefit as described on Page 9.

   Reinstatement Of Your Certificate. If this Certificate has ended without value, You may reinstate the Certificate while the Insured Person is alive if you:

   1. Ask for reinstatement of the Certificate within 3 years from the end of the Grace Period; and






   2.   Provide evidence of insurability satisfactory to us; and

   3. Pay a Premium sufficient to cover (i) the total monthly administrative charges from the beginning of the Grace Period to the effective date of reinstatement; (ii) total monthly deductions for 3 months, calculated from the effective date of reinstatement; and (iii) the charge for applicable taxes, the Premium charge, and any increase in surrender charges associated with this payment. We will determine the required Premium as if no interest or investment performance were credited to or charged against Your Certificate Account Value; and

   4. Repay or reinstate any certificate loan which existed on the date the Certificate ended.

   The effective date of the reinstatement of this Certificate will be the beginning of the Certificate Month which coincides with or next follows the date We approve Your request.

   From the required Premium We will deduct the charge for applicable taxes and the Premium charge. The Certificate Account Value, certificate loan and surrender charges applicable at the time of reinstatement will be those that were in effect on the date this Certificate lapsed.

   We will start to make monthly deductions again as of the effective date of reinstatement. The monthly administrative charges from the beginning of the Grace Period to the effective date of reinstatement will be deducted f r o m the Certificate Account Value as of the effective date of reinstatement.

   YOUR CERTIFICATE ACCOUNT VALUE AND HOW IT WORKS

   Premium. When We receive Your Premium, We subtract the expense charges shown in the table in the Certificate Information section. We put the balance (the Net Premium) into Your Certificate Account Value as of the date We receive the Premium at Our Administrative Office, and before any deductions from Your Certificate Account Value as of the Certificate Date if it is later than the date of receipt. No Premiums will be applied to Your Certificate Account Value until the full initial Premium, as shown on Your application, is received at Our Administrative Office.

   Monthly Deductions. At the beginning of each Certificate Month We make a d e d u c tion from Your Certificate Account Value to cover monthly administrative charges and to provide insurance coverage, subject to the Grace Period provision. Such deduction for any Certificate Month is the sum of the following amounts determined as of the beginning of that month:

        o     the monthly administrative charges;
        o     the monthly cost of insurance for the Insured Person;
        o the monthly cost of any benefits provided by riders to this Certificate.








   The monthly cost of insurance is the sum of a) Our current monthly cost of insurance rate times the net amount at risk at the beginning of the Certificate Month divided by $1,000; plus b) any extra charge per $1,000 of Face Amount shown in the Certificate Information section, times the Face Amount at the beginning of the Certificate Month divided by $1,000. If the Death Benefit is the Face Amount, then the net amount at risk is the Death Benefit divided by 1.0032737 minus the amount in Your Certificate Account Value at that time. However, if the Death Benefit is a percentage of the Account Value of this Certificate, then the net amount at risk is the Death Benefit minus the amount in Your Certificate Account Value at that time. The cost of insurance rate is based on the Face Amount and on the sex, Attained Age, rating class, and smoker or non-smoker status of the Insured Person.

   We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates We use will be as described in "Changes In Certificate Cost Factors" on page 20. They will never be more than those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates on page 6.

   Other  Deductions.    We also make the following additional deductions from
   Your Certificate Account Value as they occur:

        o We deduct a partial surrender charge if You make a partial surrender of this Certificate (see page 17).

        o We deduct a surrender charge if, before the end of the fourteenth Certificate Year, You give up this Certificate for its Net Cash Surrender Value, You reduce the Face Amount, or if this Certificate terminates without value at the end of a Grace Period (see page 17). A surrender charge may also apply to such transactions for up to fourteen years immediately following a Face Amount increase.

        o     We  deduct  a  charge  if You increase the Face Amount (see page
              11).

        o     We deduct a charge for certain transfers (see page 14).

   Treatment Of Deductions. We will make all deductions based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value.
















   YOUR INVESTMENT OPTIONS

   Allocations. This Certificate provides investment options for the amount in Your Certificate Account Value. Amounts put into Your Certificate Account Value are allocated to the Subaccounts and to the unloaned portion of Our Guaranteed Account at Your direction. You specified Your initial Premium allocation percentages in Your application for this Certificate, a copy of which is attached to this Certificate. Unless You change them, such percentages shall also apply to subsequent Premiums. However, any Premium which is put into Your Certificate Account Value prior to the Allocation Date will initially be allocated to the Money Market Subaccount. On the Allocation Date, any such amounts then in the Money Market Subaccount will be allocated in accordance with the directions contained in Your Certificate application.

   No less than 5% of a Premium may be allocated to any one account. Allocation percentages must be zero or a whole number not greater than 100. The sum of the Premium allocation percentages must equal 100. You may change such allocation percentages by written notice to Our Administrative Office. A change will take effect on the date We receive it at Our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

   Transfers. At Your written request to Our Administrative Office, We will transfer amounts from Your value in any Subaccounts to one or more other Subaccounts or to Our Guaranteed Account. Any such transfer will take effect on the date We receive Your written request for it at Our Administrative Office.

   Once during each Certificate Year You may ask Us by written request to Our Administrative Office to transfer an amount You specify from Your unloaned value in Our Guaranteed Account to one or more Subaccounts. However, We will make such a transfer only if (1) We receive Your written request at Our Administrative Office within 30 days before or after a Certificate Anniversary; and (2) the amount You specify is not more than the greater of 25% of Your unloaned value in Our Guaranteed Account as of the date the transfer takes effect or the minimum transfer amount shown on page 3. In no event will We transfer more than Your unloaned value in Our Guaranteed Account. The transfer will take effect on the date We receive Your written request for it at Our Administrative Office but not before the Certificate Anniversary.

   The minimum amount that We will transfer from the amount You have in a Subaccount is the lesser of the minimum transfer amount shown on page 3 or the amount You have in that Subaccount on that date, except as stated in the next paragraph. The minimum amount that We will transfer from the amount You have in Our Guaranteed Account is the lesser of the minimum transfer amount shown on page 3 or Your unloaned value in Our Guaranteed Account as of the date the transfer takes effect, except as stated in the next paragraph. If You do not transfer the entire amount You have in a Subaccount or of the unloaned amount You have in Our Guaranteed Account,






   the remaining value in either must be no less than the minimum transfer amount shown on page 3.

   We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

   We reserve the right to make a transfer charge up to the amount shown on Page 4. The transfer charge, if any, is deducted from the amounts transferred from the Subaccounts and the Guaranteed Account based on the proportion that the amount transferred from each Subaccount and the Guaranteed Account bears to the total amount being transferred. A transfer from the Money Market Subaccount on the Allocation Date (if applicable) will not incur a transfer charge.












































   YOUR CERTIFICATE ACCOUNT VALUE

   The amount in Your Certificate Account Value at any time is equal to the sum of the amounts You then have in Our Guaranteed Account and the Subaccounts under this Certificate.

   Your  Value  In The Subaccounts.  The amount You have in a Subaccount under this Certificate at any time is equal to the number of units this Certificate then has in that Subaccount multiplied by the Subaccount's unit value at that time. A certificate transaction occurs when units of a S u b account are either purchased or redeemed. Amounts allocated, transferred or added to a Subaccount are used to purchase units of that S u baccount; units are redeemed when amounts are deducted, loaned, transferred, or fully or partially surrendered.

   The number of units a certificate has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount to that time. The number of units purchased or redeemed in a certificate transaction is equal to the dollar amount of the certificate transaction divided by the Subaccount's unit value on the date of the certificate transaction. Certificate transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

   We determine unit values for the Subaccounts at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business calendar days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

   The unit value of a Subaccount on any business day is equal to the unit value for that Subaccount on the immediately preceding business day multiplied by the net investment factor for that Subaccount on that business day.

   The net investment factor for a Subaccount on any business day is (a) divided by (b), minus (c), where:

   (a) is the net asset value of the shares in designated investment companies that belong to the Subaccount at the close of business on such business day before any certificate transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

   (b) is the value of the assets in that Subaccount at the close of business on the immediately preceding business day after all transactions were made for that day; and








   (c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .90% yearly for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

   The net asset value of an investment company's shares held in each Subaccount shall be the value reported to Us by that investment company.

   Your Value In Our Guaranteed Account. The amount You have in Our Guaranteed Account at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and partially surrendered from it.

   We will credit Our Guaranteed Account with interest rates We determine. An interest rate equal to the loan interest rate will be applied to the loaned portion in Our Guaranteed Account which is considered preferred certificate loan. An interest rate of not less than the certificate loan rate minus 2% will be credited to the loaned amount in Our Guaranteed Account which is considered non-preferred certificate loan. Any change in the interest rate We credit to the unloaned amount in Our Guaranteed Account will be as described in "Changes In Certificate Cost Factors" on Page 20. The interest rate applied to either the loaned or unloaned amount in Our Guaranteed Account will not be less than 4% per year, compounded annually.

   At the end of each Certificate Month We will credit interest on unloaned amounts in Our Guaranteed Account as follows:

        o     On  amounts that remain in Our Guaranteed Account for the entire
              Certificate   Month  from  the  beginning  to  the  end  of  the
              Certificate Month.

        o     On   amounts  allocated  to  Our  Guaranteed  Account  during  a
              Certificate Month that are Net Premium payments or loan repayments, from the date We receive them to the end of the Certificate Month.

        o On amounts transferred to Our Guaranteed Account during a Certificate Month from the date of the transfer to the end of the Certificate Month.

        o On amounts deducted or partially surrendered from Our Guaranteed Account during a Certificate Month, from the beginning of the Certificate Month, or the date such amount is allocated to the Guaranteed Account, if later, to the date of the deduction or partial surrender.


   THE CASH SURRENDER VALUE OF THIS CERTIFICATE

   Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in Your Certificate Account Value on that date minus any surrender charge.






   Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any certificate loan and accrued loan interest. You may give up this Certificate for its Net Cash Surrender Value at any time while the Insured Person is living. You may do this by sending Us a written request for it and this Certificate to Our Administrative Office. We will compute the Net Cash Surrender Value as of the date We receive Your request for it and this Certificate at Our Administrative Office. All insurance coverage under this Certificate ends on such date.

   Surrender Charges. If You give up this Certificate for its Net Cash Surrender Value or if it ends without value at the end of a Grace Period before the end of the fourteenth Certificate Year, We will subtract a surrender charge from Your Certificate Account Value. A table of maximum surrender charges is in the Certificate Information section.

   An increase in the Face Amount will result in an additional fourteen year surrender charge applicable to that increase. The additional surrender charge period will begin on the effective date of the increase.

   If the Face Amount is reduced before the end of the fourteenth Certificate Year or within fourteen years immediately following a Face Amount increase, because You asked for a reduction in the Face Amount, We will also deduct a pro rata share of any applicable surrender charge from Your Certificate Account Value. Reductions will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the original Face Amount.

   The amount of any pro rata surrender charge will be determined by the formula A/B x C, where:

        A = the amount of the reduction in the Face Amount.

        B = the Face Amount immediately prior to the reduction.

        C = the total surrender charge applicable to this Certificate immediately prior to the reduction.

   If there is an increase or reduction in the surrender charge shown on page 5, We will send You a new table showing the revised surrender charges. We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this Certificate is delivered.

   Partial Surrender. A partial surrender will result in a reduction in the Cash Surrender Value and in Your Certificate Account Value equal to the partial surrender amount as well as a reduction in Your Death Benefit. If Death Benefit Option I is in effect, the partial surrender may also result in a decrease in the Face Amount. However, We will not allow such partial surrender if it would reduce the Face Amount to less than the minimum amount for which We would then issue this Certificate under Our rules. We will also not allow a partial surrender during the first Certificate Year






   or during the first 12 Certificate Months immediately following an increase in the Face Amount. After such periods and while the Insured Person is living, You may ask for a partial surrender by written request to Our Administrative Office no more than twice during a Certificate Year. Your request will be subject to Our approval based on Our rules in effect when We receive Your request, and to the minimum partial surrender amount shown in the Certificate Information section. The partial surrender amount deducted from the Certificate Account Value is equal to the amount requested plus the expense charge shown in the Table Of Expense Charges in the Certificate Information section, as well as a partial surrender charge. We have the right to decline a request for a partial surrender.

   You may tell Us how much of each partial surrender is to come from Your unloaned value in Our Guaranteed Account and from Your values in each of the Subaccounts. If You do not tell us, the partial surrender will be deducted from the Certificate Account Value based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value.

   Such partial surrender and resulting reduction in the Death Benefit, in the Cash Surrender Value and in Your Certificate Account Value will take effect on the date We receive Your written request for it at Our Administrative Office. We will send You the applicable new page in the Certificate Information section if a partial surrender results in a reduction in the Face Amount. It will become a part of this Certificate. We may require You to return this Certificate to Our Administrative Office to make a change.

   Partial Surrender Charge. The partial surrender charge is equal to the amount of partial surrender plus the expense charge for a partial surrender divided by the Net Cash Surrender Value immediately prior to the partial surrender and then multiplied by the total surrender charge in effect at that time.


   HOW A LOAN CAN BE MADE

   Certificate Loans. After the first Certificate Year You can get a loan on this Certificate while it has a loan value. However, We will not allow You to get a loan during the first 12 Certificate Months immediately following an increase in the Face Amount and We will not allow you to get more than two loans during a Certificate Year. This Certificate will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Certificate Information section. Any amount on loan is part of Your Certificate Account Value (see page 16). We refer to this as the loaned portion of Your Certificate Account Value.

   Loan Value. The loan value on any date is 90% of the Net Cash Surrender Value on that date. The amount of the loan may not be more than the loan value. If You request an increase to an existing loan, the amount






   requested will be added to the amount of the existing loan and accrued loan interest.

   Y o u r request for a certificate loan must be in writing to Our Administrative Office. You may tell Us how much of the requested loan is to be allocated to Your unloaned value in Our Guaranteed Account and Your value in each Subaccount. Such values will be determined as of the date We receive Your request. If You do not tell Us We will allocate the loan based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value.

   The loaned portion of Your Certificate Account Value will be maintained as a part of Our Guaranteed Account. Thus, when a loaned amount is allocated to an Subaccount, We will redeem units of that Subaccount sufficient in value to cover the amount of the loan so allocated and transfer that amount to Our Guaranteed Account.

   Preferred Loan Value. In Certificate Year 11 and thereafter, the loaned portion of Your Certificate Account Value which is equal to or less than Your Certificate Account Value minus the sum of the Premiums paid into this Certificate will be considered preferred certificate loan. The remaining loaned portion of Your Certificate Account Value will be considered non-preferred certificate loan. These amounts will be recalculated on each Monthly Anniversary.

   Loan Interest. Interest on a loan accrues daily at the loan interest rate shown in Certificate Information section. Loan interest is due on each Certificate Anniversary. If the interest is not paid when due, it will be added to Your Outstanding Loan and allocated based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Certificate Account Value. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

   When unpaid loan interest is allocated to a Subaccount, We will redeem units of that Subaccount sufficient in value to cover the amount of the interest so allocated and transfer that amount to Our Guaranteed Account.

   Loan Repayment. You may repay all or part of a certificate loan at any time while the Insured Person is alive and this Certificate is in force. We will assume that any payment You make to Us while You have a loan and Your Certificate is not in the Grace Period is a loan repayment, unless You tell Us in writing that it is a Premium payment. A loan repayment will reduce the loaned portion of Your Certificate Account and will then be allocated on the basis of the Premium allocation percentages then in effect.

   Failure to repay a certificate loan or to pay loan interest will not terminate this Certificate unless at the beginning of a Certificate Month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply (see page 12).






   A certificate loan will have a permanent effect on Your benefits under this Certificate even if it is repaid.
























































   OUR SEPARATE ACCOUNT

   The Separate Account is described on page 3. We established it and We maintain it under the laws of the State of Delaware. Realized and unrealized gains and losses from the assets in each Subaccount of Our
   Separate Account are credited or charged against such Subaccount without regard to Our other income, gains, or losses. Assets are put into each Subaccount of the Separate Account to support this Certificate and other variable life insurance policies.

   The assets in each Subaccount of the Separate Account are Our property. The portion of each Subaccount assets equal to the reserves and other certificate liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business We conduct. We may transfer assets of a Subaccount or the Separate Account in excess of its reserves and other liabilities to another separate account or to Our general account.

   Subaccounts. Our Separate Account consists of Subaccounts. Each Subaccount invests its assets in shares of a designated portfolio of one or more investment companies. The Subaccounts that You chose for Your initial allocations are shown on the application for this Certificate, a copy of which is attached to this Certificate. We may from time to time make other Subaccounts available to you. We will provide You with written notice of all material details including investment objectives and all charges.

   We have the right to change, add or delete designated investment companies. We have the right to add or remove Subaccounts. We also have the right to combine any two or more Subaccounts.

   Consistent with state law, We have the right to:

   1. register or deregister the Separate Account under the Investment Company Act of 1940;
   2. run the Separate Account under the direction of a committee, and discharge such committee at any time;
   3. restrict or eliminate any voting rights of Certificate Owners, or other persons who have voting rights as to the Separate Account; and
   4. operate the Separate Account or one or more of the Subaccounts by making direct investments or in any other form. If We do so, We may invest the assets of the Separate Account or one or more of the Subaccounts in any legal investments. We will rely upon Our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment advisor or any investment policy may not be changed without Our consent. As required by law or regulation, the investment policy of a Subaccount will not be changed by Us unless approved by the Commissioner of Insurance of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which the group policy is delivered.







   If any of these changes result in a material change in the underlying investments of a Subaccount, We will notify You of such change, as required by law. If You have value in that Subaccount, We will transfer it at Your written direction from that Subaccount (without charge) to another Subaccount or to Our Guaranteed Account, and You may then change Your Premium allocation percentages.

   OUR ANNUAL REPORT TO YOU

   For each Certificate Year We will send You a report for this Certificate that shows the current Death Benefit, the value You have in Our Guaranteed Account and the value You have in each Subaccount of Our Separate Account, the Cash Surrender Value and any certificate loan with the current loan interest rate. It will also show the Premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which the group policy is delivered.










































   HOW BENEFITS ARE PAID

   The Insurance Benefit, surrender value or Your Certificate Account Value payable on the Maturity Date will be paid immediately in one sum. Or, You can choose another form of payment for all or part of them. If you send Us a written notice, We will inform You of all other forms of payment including annuities, with or without life contingencies. Interest on any other form of payment will be at an annual rate of interest that We decide, but not less than the rate required by the law of the state in which the group policy is delivered. If You do not arrange for a specific choice before the Insured Person dies, the Beneficiary will have this right when the Insured Person dies. If You do make an arrangement, however, the Beneficiary cannot change it after the Insured Person dies.

   OTHER IMPORTANT INFORMATION

   Your Contract With Us. This Certificate is issued in consideration of the payment of the initial Premium shown in the Certificate Information section.

   The Group Policy, this Certificate, and the attached copy of the initial application and all subsequent applications to change this Certificate, and all additional Certificate Information sections added to this Certificate, make up the entire contract. The rights conferred by the Group Policy and this Certificate are in addition to those provided by applicable Federal and State laws and regulations.

   Only Our executive officers can modify this Certificate or waive any of Our rights or requirements under it. The person making these changes must put them in writing and sign them.

   Certificate Changes - Applicable Tax Law. For You and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Certificate must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or and successor law or regulation. Therefore, in our best efforts to assure this qualification for You, We have reserved earlier in this Certificate the right to decline to accept Premium, in whole or in part, to decline to change Death Benefit Options, to decline to change the Face Amount or to decline to make partial surrenders that would cause this Certificate to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, We reserve the right to make changes in this Certificate or its riders (for example, in the Table Of Applicable Percentages on page 10) or to require additional Premium or to make distributions from this Certificate to the extent We deem it necessary to continue to qualify this Certificate as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance notice of such changes.

   Changes In Certificate Cost Factors. Changes in certificate cost factors (interest rates We credit, cost of insurance deductions and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and






   taxes. Any change in certificate cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which the group policy is delivered.

   When The Certificate Is Incontestable. We have the right to contest the validity of this Certificate based on material misstatements made in the initial application for this Certificate. We also have the right to contest the validity of any certificate change or restoration based on material misstatements made in any application for that change. However, We will not contest the validity of this Certificate after it has been in effect during the lifetime of the Insured Person for two years from the Issue Date shown in the Certificate Information section. We will not contest any certificate change that requires evidence of insurability, or any restoration of this Certificate, after the change or restoration has been in effect for two years during the Insured Person's lifetime.

   No statement shall be used to contest a claim unless contained in an application.

   All   statements  made  in  an  application  are  representations  and  not warranties.

   See any additional benefit riders for modifications of this provision that apply to them.

   What If Age Or Sex Has Been Misstated? If the Insured Person's age or sex has been misstated on any application, the Death Benefit and any benefits provided by riders to this Certificate shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

   How The Suicide Exclusion Affects Benefits. If the Insured Person commits suicide (while sane or insane) within two years after the Issue Date shown in the Certificate Information section, Our liability will be limited to the payment of a single sum. This sum will be equal to the Premiums paid, minus any loan and accrued loan interest and minus any partial surrender and minus the cost of any riders attached to this Certificate. If the Insured Person commits suicide (while sane or insane) within two years after the effective date of a change that You asked for that increases the Death Benefit, then Our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase plus the expense charge deducted for the increase (see page 11).

   How We Measure Certificate Periods And Anniversaries. We measure Certificate Years, Certificate Months, and Certificate Anniversaries from the Certificate Date. Each Certificate Month begins on the same day as the Certificate Date for each succeeding month, except that, for those months not having such a day, it is the last day of that month.








   How, When And What We May Defer. We may not be able to obtain the value of the assets of the Subaccounts if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the Subaccounts, We may defer:

   1.   Determination and payment of partial surrenders;

   2.   Determination  and  payment of any Death Benefit in excess of the Face
        Amount;

   3.   Payments of loans;

   4.   Determination of the unit values of the Subaccounts; and

   5.   Any requested transfer or the transfer on the Allocation Date.

   As to amounts allocated to Our Guaranteed Account, We may defer payment of any partial surrender or loan amount for up to six months after We receive a request for it. We will allow interest, at a rate of at least 4% a year, on any Net Cash Surrender Value payment derived from Our Guaranteed Account that we defer for 30 days or more.

   The Basis We Use For Computation. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, We have filed with the insurance supervisory official of the jurisdiction in which the group policy is delivered a detailed statement of Our method of computing such values. We compute reserves under this Certificate by the Commissioners Reserve Valuation Method.

   We base minimum Cash Surrender Values and reserves on the Commissioners 1980 Standard Ordinary Male and Female, Smoker and Non-Smoker, Mortality Tables, Age Last Birthday. We also use these tables as the basis for determining maximum insurance costs, taking account of sex, Attained Age, rating class and Smoker or Non-Smoker status of the Insured Person. We use an effective annual interest rate of 4%.

   Certificate Illustrations. Upon request We will give You an illustration of the future benefits under this Certificate based upon both guaranteed and current cost factor assumptions. However, if You ask Us to do this more than once in any Certificate Year, We reserve the right to charge You a fee for this service.

   Certificate Changes. This Certificate can only be changed, in writing, by one of our executive officers. No other person, including an agent, has any authority to change or reinstate this Certificate, or extend the time of paying a premium.

   Continuation Of Certificate Coverage. If the Policy under which this Certificate is issued should terminate, coverage may be continued under this Certificate by the timely payment of premiums directly to our Administrative Office or to one of our agents.






   Adding Additional Benefits. You may add additional benefit riders or make other changes, subject to Our rules at the time of change.
























































                                AIG LIFE INSURANCE COMPANY
                                ONE ALICO PLAZA
                                P.O. BOX 667
                                WILMINGTON, DELAWARE 19899






























   Flexible Premium Variable Life Insurance Certificate. Insurance payable upon death before the Maturity Date while this Certificate is in force. Certificate Account Value payable on Maturity Date. Adjustable Death Benefit. Premiums may be paid while Insured Person is living and before the Maturity Date. Net Cash Surrender Value must be sufficient to keep the Certificate in force. Values provided by this Certificate are based on declared interest rates, and on the investment performance of the Subaccounts. Certificate values are not guaranteed as to dollar amount. Investment options are described on page 14. This is a non-participating Certificate.








